EXHIBIT 4.9

ACKNOWLEDGMENT

Dated as of June 27, 2007

Reference is hereby made to (i) that certain Amended and Restated Five-Year Credit Agreement, dated as of February 28, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Consolidated Natural Gas Company, a Delaware corporation (“CNG”), as borrower, the financial institutions party thereto as lenders (the “Lenders”) and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”); and (ii) the anticipated merger of CNG with and into Dominion Resources, Inc., a Virginia corporation (“DRI”), which merger is anticipated to be effective as of 12:00 a.m. on June 30, 2007.

Pursuant to Section 9.2(b) of the Credit Agreement, DRI hereby acknowledges and agrees that effective immediately upon consummation of the merger of CNG with and into DRI, DRI shall automatically, and without requirement for any further action, (i) assume the Loans, L/C Obligations and all other obligations, rights and duties of CNG under the Credit Documents and (ii) become the “Borrower” under the Credit Documents and be bound in all respects by the terms thereof as if it were an original signatory thereto.

DRI further acknowledges and agrees that the Administrative Agent and the Lenders are express beneficiaries of this Acknowledgment and are entitled to rely on DRI’s acknowledgments and agreements set forth herein. This Acknowledgment may not be amended or otherwise modified without the prior written consent of the Administrative Agent.

THIS ACKNOWLEDGMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, this Acknowledgment has been duly executed as of the day and year first above written.

DOMINION RESOURCES, INC.

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

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Acknowledgment